                                                                   EXHIBIT 99.1
TECUMSEH PRODUCTS COMPANY
100 E. PATTERSON STREET
TECUMSEH, MI  49286
PRESS RELEASE


TECUMSEH PRODUCTS COMPANY REPORTS SECOND QUARTER 2004 NET INCOME OF $0.22 PER SHARE

Tecumseh, Michigan, July 29, 2004 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today its 2004 second quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)



                                                                   Three Months Ended                      Six Months Ended
   (Dollars in millions except per share amounts)                      June 30,                                June 30,
                                                             -----------------------------         ------------------------------
                                                                2004               2003                2004               2003
                                                             ----------         ----------         ----------         ----------
NET SALES                                                    $    484.2         $    482.3         $    961.2         $    956.2
   Cost of sales and operating expenses                           421.6              418.1              843.1              833.0
   Selling and administrative expenses                             51.1               44.9               95.8               86.1
   Restructuring charges, impairments and other items               3.6               28.5                3.6               42.1
                                                             ----------         ----------         ----------         ----------
OPERATING INCOME (LOSS)                                             7.9               (9.2)              18.7               (5.0)
   Interest expense                                                (5.6)              (6.2)             (11.2)             (11.5)
   Interest income and other, net                                   3.8                5.2                8.4               10.1
                                                             ----------         ----------         ----------         ----------
INCOME (LOSS) BEFORE TAXES                                          6.1              (10.2)              15.9               (6.4)
   Tax provision                                                    2.1               (3.7)               5.5               (2.3)
                                                             ----------         ----------         ----------         ----------
NET INCOME (LOSS)                                            $      4.0         $     (6.5)        $     10.4          $    (4.1)
                                                             ----------         ----------         ----------         ----------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE                  $     0.22         $    (0.35)        $     0.56          $   (0.22)
                                                             ----------         ----------         ----------         ----------
WEIGHTED AVERAGE SHARES (in thousands of shares)                 18,480             18,480             18,480             18,480
                                                             ==========         ==========         ==========          ==========




      Consolidated results for the second quarter of 2004 amounted to net income of $4.0 million or $0.22 per share compared to a net loss of $6.5 million or $0.35 per share in the second quarter of 2003. Reported results for the second quarter 2004 included restructuring and asset impairment charges of $3.6 million ($2.3 million net of tax or $0.13 per share) from previously announced actions involving the Compressor and Electrical Components businesses. Second quarter 2003 results included a charge of $28.5 million ($18.2 million net of tax or $0.99 per share) related to the consolidation of operations in the Engine & Power Train business and related plant closings.

      Consolidated net income for the six months ended June 30, 2004 amounted to $10.4 million or $0.56 per share compared to a net loss of $4.1 million or $0.22 per share for the same period in 2003. In addition to the 2003 second quarter restructuring charge noted above, the 2003 first half results also included a charge of $13.6 million ($8.7 million net of tax or $0.47 per share) recorded in the first quarter, related to environmental costs at the Company's Sheboygan Falls, Wisconsin facility.

     Exclusive of these respective restructuring charges, impairments and other items, second quarter and first half 2004 operating results declined from the respective 2003 periods, primarily due to lower results from the Engine & Power Train, Compressor and Electrical Components businesses. In addition, second quarter and first half 2004 corporate expenses exceeded the comparable 2003 periods, reflecting the costs associated with due diligence of a potential acquisition target since abandoned and costs of complying with the Sarbanes-Oxley Act of 2002.

      Consolidated net sales in the second quarter of 2004 increased to $484.2 million from $482.3 million in 2003. Consolidated net sales for the first half of 2004 amounted to $961.2 million compared to $956.2 million in the first half of 2003. The effects of foreign currency translation increased sales by $8.6 million in comparison to the second quarter 2003 and $26.6 million in comparison to the first six months of 2003. Excluding the effects of currency translation, sales in the second quarter and first half 2004 declined primarily due to the Engine & Power Train business, where sales volumes were lower in both North America and Europe, and to a lesser extent, the North American-based Compressor operations and the Electrical Components businesses.

COMPRESSOR BUSINESS

      Second quarter 2004 sales in the Company's compressor business increased to $234.1 million from $223.1 million in the second quarter of 2003. The increase over the comparable quarter from the prior year was due to the effects of foreign currency translation, which increased sales by $6.4 million, and increases in sales of European-built compressors used in commercial applications and Indian-built compressors used in room air conditioning. Sales of Indian-built compressors for room air conditioning more than doubled over the prior year period due to growth in the Indian domestic market and greater export sales. Compressor business sales in the first six months of 2004 increased by $19.2 million, or approximately 4.5%, from the first six months of 2003. The effects of foreign currency translation of $20.3 million accounted for the increase. In addition, declines in sales of compressors used in unitary air conditioning applications and aftermarket distribution in the U.S. were offset by higher levels of sales of compressors used in commercial applications and room air conditioning due to an improving global economic climate.

      Compressor business operating income for the second quarter of 2004 amounted to $18.8 million compared to $19.5 million in the second quarter of 2003. Operating income for the six months ended June 30, 2004 amounted to $30.7 million compared to $40.4 million for the first six months of 2003. The decrease in operating income for the second quarter of 2004 versus the comparable 2003 quarter reflected specific factors that affected operating results in Brazil and India.

      Operating income attributable to the Brazilian operations was lower by $0.9 million for the second quarter. While average exchange rates for the quarter were comparable year over year, significant commodity cost increases negatively affected results. With respect to the first six months, Brazilian operating results declined by $7.0 million due to weakness in the U.S. Dollar during the first quarter that narrowed margins on U.S. Dollar-denominated sales, an unfavorable shift in product sales mix, and higher commodity prices. Operating income attributable to the Indian operations declined for the second quarter and first half 2004 by $2.3 million and $3.9 million, respectively, due to the government's lowering of duties on compressors imported into India, which had a significant deflationary effect on compressor prices within India. Higher commodity prices and higher fixed costs associated with production enhancements were also factors in India which offset the positive effects of a 21% increase in sales. Results in North America improved by $2.0 million in the second quarter despite lower sales, as a result of continued cost reduction efforts.

ELECTRICAL COMPONENTS BUSINESS

Electrical Components business sales were $105.2 million in the second quarter of 2004 compared to $106.5 million in the second quarter of 2003. First half 2004 sales amounted to $212.2 compared to

$214.3 million in the first half of 2003. Second quarter and first half volume declines in gear motor and actuator sales were partially offset by higher sales to the automotive market and foreign currency-related increases in the Asian region.

      Electrical Components operating income for the second quarter of 2004 amounted to $4.0 million compared to $5.7 million in the second quarter of 2003. Segment operating profit for the first half of the year was $7.4 million compared to $7.6 million for the same period in 2003. The decline in second quarter operating income largely resulted from commodity cost increases. First half results were also impacted by warranty, response and expediting costs, incurred as a result of a product design change for an automotive segment customer, and higher intangible amortization resulting from the finalization of purchase accounting in the second quarter of 2003. These costs were partially offset by the absence in 2004 of the $4.2 million write-up of FASCO inventory, recorded at December 31, 2002 in connection with purchase accounting, that was subsequently recognized in cost of sales during the first quarter of 2003.

ENGINE & POWER TRAIN BUSINESS

      Engine & Power Train business sales amounted to $104.0 million in the second quarter of 2004 compared to $113.6 million in the second quarter of 2003. Sales in the first half of 2004 were $228.3 million compared to $243.9 million in the first half of 2003. The decline in sales for the second quarter and first half reflected an approximate 41% decline in sales volumes at the Company's European operations, where the effects of a dry, hot summer in 2003 left excess inventory in the retail pipeline, and the strength of the Euro versus the Dollar weakened the operation's competitiveness. The second quarter and year-to-date decline in Europe, excluding the effects of currency translation, equated to $7.1 million and $18.3 million, respectively. In addition, first half 2004 sales volumes declined by 2.7% in North America mostly due to shortfalls in engine shipments that occurred in the first quarter. Despite strong industry demand, difficulties in achieving normal production levels in Brazil and difficulties experienced with the domestic third-party supply of aluminum castings resulted in some delayed shipping to certain of the Company's North American customers.

      Engine & Power Train business operating loss in the second quarter of 2004 amounted to $10.7 million compared to a loss of $6.7 million in the second quarter of 2003. For the first half of 2004, the business incurred an operating loss of $13.6 million compared to an operating loss of $10.4 million in 2003. The decline in second quarter and first half results reflected many factors including currency losses of $1.6 million on dollar-dominated borrowings in Brazil, start up costs and ramp up inefficiencies at the Curitiba, Brazil facility, the impact of increased commodity costs, reduced profitability at the European operations due to the lower sales volumes, and product rework involving engines produced in the Company's facility in the Czech Republic that was necessitated by defective parts received from a supplier. The declines were partially offset by the improvement in the operating results of the North American engine operations due to the cost reductions achieved with the closure of the Douglas, Georgia and Sheboygan Falls, Wisconsin facilities last year.

PUMP BUSINESS

      Pump business sales in the second quarter of 2004 amounted to $40.6 million compared to $39.0 million in same period in 2003. First half sales amounted to $74.0 million in 2004 compared to $70.9 million the previous year. The 4.1% increase in second quarter sales was primarily attributed to robust sales in the plumbing markets due to wet weather and the HVAC market due to strong OEM demand. With respect to the 4.4% increase in the first half of the year, in addition to the second quarter factors, sales of water gardening products were up 19% during the first quarter.

      Operating income amounted to $4.8 million in the second quarter of 2004 compared to $4.9 million in the same period in 2003. Operating income in the first half of 2004 was $8.1 million compared to $8.4 million in 2003. The slight decrease in operating income was primarily attributable to higher engineering, administrative and promotional costs.

RESTRUCTURING CHARGES, IMPAIRMENTS AND OTHER ITEMS

      Second quarter 2004 results include restructuring and impairment charges totaling $3.6 million related to previously announced facility consolidation actions affecting several of the Company's facilities in its North American Compressor and Electrical Components businesses.

      The consolidation actions within the Compressor business include a move of compressor machining and assembly operations from its Tecumseh, Michigan facility to its existing compressor facility located in Tupelo, Mississippi. In conjunction, aftermarket distribution operations located in Clinton, Michigan will be relocated to the Tecumseh facility. Charges related to the Compressor business action recognized during the second quarter include asset impairment charges of $1.6 million. Additional severance and relocation costs, estimated to be approximately $1.5 million to $2.2 million, will be recognized during the third and fourth quarters of 2004 as the consolidation action is completed.

      Actions in the Electrical Components business include the closure of the Company's manufacturing facility in St. Clair, Missouri. Gear machining operations will be consolidated into the Company's Salem, Indiana facility and motor assembly operations will be consolidated into the Company's Piedras Negras and Juarez, Mexico facilities. Charges related to the Electrical Components business action recognized during the second quarter included asset impairment charges of $1.7 million and employment-related charges of $0.3. Additional restructuring and impairment charges, estimated to be approximately $2.6 million to $3.7 million, will be recognized during the third and fourth quarters of 2004 as the plant closure and consolidation action is completed.

      Second quarter 2003 results were adversely affected by a restructuring charge of $28.5 million ($18.2 million net of tax or $0.99 per share) related to the consolidation of operations in the Engine & Power Train business. The restructuring included the closure of the Company's Douglas, Georgia and Sheboygan Falls, Wisconsin production facilities and the relocation of certain production capacities to the new Curitiba, Brazil facility and other existing U.S. locations. The restructuring charge included approximately $6.8 million in earned severance pay and future benefit costs relating to manpower reductions, $2.0 million in plant closing and exit costs incurred through June 30, 2003, and $19.7 million in asset impairment charges for idled equipment and facilities.

     First half 2003 results were adversely affected by a $13.6 million ($8.7 million net of tax or $0.47 per share) charge, recognized in the first quarter, related to environmental costs at the Company's Sheboygan Falls, Wisconsin facility. On March 25, 2003, with the cooperation of the Environmental Protection Agency, the Company entered into a liability transfer agreement with Pollution Risk Services, LLC ("PRS"), whereby PRS assumed substantially all of the Company's responsibilities, obligations and liabilities for remediation of the Sheboygan River and Harbor Superfund Site (the "Site"). While the Company believes the arrangements with PRS are sufficient to satisfy substantially all of the Company's environmental responsibilities with respect to the Site, these arrangements do not constitute a legal discharge or release of the Company's liabilities with respect to the Site. The cost of the liability transfer arrangement was $39.2 million. The charge consists of the difference between the cost of the arrangement and amounts previously accrued for the cleanup. The Company also maintains a reserve of $0.5 million to reflect its potential environmental liability arising from operations at the Site, including potential liabilities not assumed by PRS pursuant to the arrangement. Additional information is available in the Company's Form 8-K filed on April 9, 2003. Also, pursuant to the overall arrangement, the Company transferred the title to the property to PRS in October, 2003.

OUTLOOK

      The outlook for the balance of the year is subject to many variables which could significantly impact the Company's results. While the general economic climate is improving and past restructuring actions are providing positive contributions, the continued escalation of commodity costs, weakness in the U.S. Dollar, and pricing pressures from Asian-based competition will challenge each of the Company's businesses in various ways making any predictions difficult. The Company mitigates only a portion of its exposure to future material price increases through forward contracts. Given the competitive nature of the industries in which the Company competes, the Company most likely will not be able to fully recover such cost increases through product pricing actions. Accordingly, additional commodity cost increases, in the absence of other manufacturing cost reductions, could be expected to negatively impact future gains. Subject to the preceding caveat, the Company expects second half 2004 operating results to be better than the first half of 2004, consistent with the overall seasonality of our businesses, but to fall short of the comparable 2003 period, excluding restructuring charges.

      The Company has taken significant actions over the last several years to improve its cost position, product competitiveness, and value proposition to its customers. Alternatives continue to be evaluated on how best to compete in the highly competitive segments in which the Company operates. As further actions are taken, it is possible that additional restructuring charges will be incurred, particularly outside North America. While the amount and timing of these charges cannot currently be accurately predicted, they may affect several quarterly periods or years, and they could be material to the reported results in the particular quarter or year in which they are recorded.

RESULTS BY BUSINESS SEGMENTS (UNAUDITED)



                                                                   Three Months Ended          Six Months Ended
    (Dollars in millions)                                               June 30,                    June 30,
                                                            ---------------------------   ---------------------------
                                                              2004            2003           2004           2003
                                                              ------         ------         ------         ------
NET SALES:
    Compressor Products                                       $234.1         $223.1         $446.0         $426.8
    Electrical Components                                      105.2          106.5          212.2          214.3
    Engine & Power Train Products                              104.0          113.6          228.3          243.9
    Pump Products                                               40.6           39.0           74.0           70.9
    Other (a)                                                    0.3            0.1            0.7            0.3
                                                              ------         ------         ------         ------
         Total net sales                                      $484.2         $482.3         $961.2         $956.2
                                                              ======         ======         ======         ======
OPERATING INCOME (LOSS):
    Compressor Products                                       $ 18.8         $ 19.5         $ 30.7         $ 40.4
    Electrical Components                                        4.0            5.7            7.4            7.6
    Engine & Power Train Products                              (10.7)          (6.7)         (13.6)         (10.4)
    Pump Products                                                4.8            4.9            8.1            8.4
    Other (a)                                                   (0.9)          (1.1)          (1.8)          (2.1)
    Corporate expenses                                          (4.5)          (3.0)          (8.5)          (6.8)
    Restructuring charges, impairments and other items          (3.6)         (28.5)          (3.6)         (42.1)
                                                              ------         ------         ------         ------
         Total operating income (loss)                           7.9           (9.2)          18.7           (5.0)
Interest expense                                                (5.6)          (6.2)         (11.2)         (11.5)
Interest income and other, net                                   3.8            5.2            8.4           10.1
                                                              ------         ------         ------         ------
INCOME (LOSS) BEFORE TAXES                                    $  6.1         $(10.2)        $ 15.9         $( 6.4)
                                                              ======         ======         ======         ======


 (a)  "Other" consists of non-reportable business segments.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)


                                                            JUNE 30,      December 31,
(Dollars in millions)                                         2004            2003
                                                           --------        --------
ASSETS
  CURRENT ASSETS:
    Cash and cash equivalents                              $  283.1        $  344.6
    Accounts receivable, net                                  272.3           235.0
    Inventories                                               304.9           298.2
    Deferred income taxes and other                           124.0           102.3
                                                           --------        --------
         Total current assets                                 984.3           980.1
  PROPERTY, PLANT AND EQUIPMENT -- NET                        526.9           554.6
  GOODWILL AND OTHER INTANGIBLES                              311.0           317.5
  OTHER ASSETS                                                257.1           253.6
                                                           --------        --------
         TOTAL ASSETS                                      $2,079.3        $2,105.8
                                                           ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
    Accounts payable, trade                                $  187.0        $  172.4
    Short-term borrowings                                      51.8            89.6
    Accrued liabilities                                       187.9           172.6
                                                           --------        --------
         Total current liabilities                            426.7           434.6
  LONG-TERM DEBT                                              326.7           327.6
  DEFERRED INCOME TAXES                                        33.6            36.5
  PENSION AND POSTRETIREMENT BENEFITS                         232.8           233.3
  PRODUCT WARRANTY AND SELF-INSURED RISKS                      25.6            24.4
  ACCRUAL FOR ENVIRONMENTAL MATTERS                            44.1            44.6
                                                           --------        --------
         Total liabilities                                  1,089.5         1,101.0
  STOCKHOLDERS' EQUITY                                        989.8         1,004.8
                                                           --------        --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $2,079.3        $2,105.8
                                                           ========        ========





CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)



                                               Three Months Ended                Six Months Ended
  (Dollars in millions)                              June 30,                         June 30,
                                          --------------------------         --------------------------
                                             2004             2003             2004              2003
                                          --------------------------         --------------------------
TOTAL STOCKHOLDERS' EQUITY
  BEGINNING BALANCE                        $1,002.9         $  986.1         $1,004.8         $  978.9
Comprehensive income (loss)
  Net income (loss)                             4.0             (6.5)            10.4             (4.1)
  Other comprehensive income (loss)           (11.2)            26.9            (13.6)            37.6
                                           --------         --------         --------         --------
Total comprehensive income (loss)              (7.2)            20.4             (3.2)            33.5
Cash dividends declared                        (5.9)            (5.9)           (11.8)           (11.8)
                                           --------         --------         --------         --------
TOTAL STOCKHOLDERS' EQUITY
  ENDING BALANCE                           $  989.8         $1,000.6         $  989.8         $1,000.6
                                           ========         ========         ========         ========

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                                      Six Months Ended
(Dollars in millions)                                                                    June 30,
                                                                                  --------------------
                                                                                   2004           2003
                                                                                  ------         ------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                               $ 10.4         $( 4.1)
  Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
    Depreciation and amortization                                                   48.8           46.2
    Non-cash restructuring charges and other items                                   3.3           26.6
    Loss on disposal of property and equipment                                       6.2            4.3
    Accounts receivable                                                            (42.7)         (30.4)
    Inventories                                                                    (12.9)         (12.3)
    Payables and accrued expenses                                                   36.2           22.7
    Employee retirement benefits                                                    (7.9)          (8.6)
    Deferred and recoverable taxes                                                  (7.7)         (14.4)
    Net effect of environmental payment                                             --            (25.6)
    Other                                                                           (5.8)         (18.2)
                                                                                  ------         ------
           Cash provided by (used in) operating activities                          27.9          (13.8)
                                                                                  ------         ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisition, net of cash acquired                                        --             10.6
  Capital expenditures                                                             (37.7)         (31.6)
                                                                                  ------         ------
           Cash used in investing activities                                       (37.7)         (21.0)
                                                                                  ------         ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                   (11.8)         (11.8)
  Decrease in borrowings, net                                                      (29.8)         (34.0)
                                                                                  ------         ------
           Cash used in financing activities                                       (41.6)         (45.8)
                                                                                  ------         ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                            (10.1)          13.1
                                                                                  ------         ------
DECREASE IN CASH AND CASH EQUIVALENTS                                              (61.5)         (67.5)
CASH AND CASH EQUIVALENTS:
  Beginning of period                                                              344.6          333.1
                                                                                  ------         ------
  End of period                                                                   $283.1         $265.6
                                                                                  ======         ======



CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

     Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations;
viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation;
ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters;

xi) the Company's ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of the Company's manufacturing operations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; and xiv) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     Tecumseh Products Company will host a conference call to report on the second quarter 2004 results on Thursday, July 29, 2004 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through Tecumseh Products Company's website at www.tecumseh.com.

     Press releases and other investor information can be accessed via Tecumseh Products Company's Internet web site at http://www.tecumseh.com.


     Contact:     Pat Walsh
                  Tecumseh Products Company
                  517-423-8455